EXHIBIT 3.1


                            ARTICLES OF INCORPORATION

                                       OF

                                  VISEON, INC.


                                   ARTICLE ONE

         The name of the Corporation is:    Viseon, Inc.

                                   ARTICLE TWO

         The resident agent for this corporation shall be Albert B. Greco, Jr. The address of said agent, and the principal or statutory address of this corporation in the State of Nevada, shall be 2620 S. Maryland Parkway, #309, Las Vegas, Nevada 89109-1673. The corporation may maintain an office, or offices, in such other place or places within or without the State of Nevada as may be from time to time designated by the Board of Directors, or by the Bylaws of said corporation, and that this corporation may conduct all business of the Corporation of every kind and nature, including the holding of all meetings of directors and stockholders, outside the State of Nevada as well as within the State of Nevada.

                                  ARTICLE THREE

         The purpose for which the corporation is organized is the transaction of any and all lawful business or activity for which corporations may be incorporated under the General Corporation Laws of the State of Nevada.

                                  ARTICLE FOUR

         The period of duration is perpetual.

                                  ARTICLE FIVE

         That the total number of voting common stock authorized that may be issued by the corporation is TWENTY MILLION (20,000,000) shares of stock with $.001 par value, and FIVE MILLION (5,000,000) in blank check preferred stock with $.001 par value. No other class of stock shall be authorized. Said shares may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the Board of Directors.


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                                   ARTICLE SIX

         The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

                                  ARTICLE SEVEN

         The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of this corporation, providing that the number of directors shall not be reduced to less than one (1). The number of Directors constituting the initial Board of Directors is one (1), and the name and address of the person who is to serve as Director until the first annual meeting of the shareholders or until his successors are elected and qualified as set forth below:

                              Albert B. Greco, Jr.
                         2620 S. Maryland Parkway, #309
                          Las Vegas, Nevada 89109-1673

                                  ARTICLE EIGHT

         The Board of Directors is expressly authorized to make, alter, or amend the Bylaws of the Corporation.

                                  ARTICLE NINE

         This corporation reserves the right to amend, alter, change or repeal any provisions contained in the Articles of Incorporation, in the manner now or hereafter prescribed by statute, or by the Articles of Incorporation, and all rights conferred upon stockholders herein are granted subject tot his reservation.

                                   ARTICLE TEN

         No director or officer of the corporation shall be personally liable to the corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer or for any act or omission of any such director or officer; however, the foregoing provision shall not eliminate or limit the liability of a director or officer for (a) acts or omission which involve intentional misconduct, fraud or knowing violation of law; or (b) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.


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                                 ARTICLE ELEVEN

         The name and post office address of the Incorporator signing the Articles of Incorporation is as follows:

                                  Sharon Sumler
                       16901 N. Dallas Parkway, Suite 230
                              Addison, Texas 75001


         I, THE UNDERSIGNED, being the Incorporator hereinbefore named for the purpose of forming a corporation pursuant to the General Corporation Laws of the State of Nevada, do make and file these Articles of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set my hand this 4th day of April 2001.



                                                --------------------------------
                                                Sharon Sumler

STATE OF TEXAS           ss.
                         ss.
COUNTY OF DALLAS         ss.

         ON THIS THE 4th day of April 2001, before me, the undersigned Notary Public in and for the State of Texas, personally appeared Sharon Sumler, known to me to be the person whose name is subscribed to the foregoing document, and who acknowledged to me that she executed the same.



                                     -------------------------------------------
                                     Notary Public in and for the State of Texas


CERTIFICATE OF ACCEPTANCE OF APPOINTMENT OF RESIDENT AGENT:

         I, Albert B Greco, Jr., hereby accept appointment as Resident Agent for the above named corporation.



                                                                   April 4, 2001
--------------------------------------
ALBERT B. GRECO, JR.


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